Lexmark announces revised fourth quarter 2008 financial outlook, 2009 Restructuring Plan

LEXINGTON, Ky., Jan. 13, 2009 – Lexmark International, Inc. (NYSE: LXK) announced that the weakening global economic environment impacted Lexmark’s fourth quarter 2008 operating performance, which will be lower than expected.

The company currently expects its fourth quarter revenue to decline about 17 percent year over year. As compared to the company's October 2008 fourth quarter guidance of a revenue decline in the low to mid teens range, revenue has been negatively impacted by lower laser and inkjet hardware unit sales and currency rate shifts during the quarter.

The company’s earnings per share for the quarter have been impacted by several factors including:
•	The company’s operating income, which was negatively impacted by significant currency rate shifts during the quarter.
•	A tax benefit approximately offsetting in EPS the effect of the currency rate shifts.
•	Increased restructuring related charges primarily due to the 2009 Restructuring Plan, which the company is announcing today.

Lexmark now expects fourth quarter GAAP EPS to be in the range of $0.19 to $0.24 per share. Fourth quarter restructuring related charges will be about $0.52 per share, or about $0.22 per share higher than expected in the October 2008 guidance primarily due to this 2009 Restructuring Plan. The company’s fourth quarter results are expected to include a tax benefit of about $0.30 per share. EPS excluding restructuring related charges are now expected to be $0.71 to $0.76 with the lower operating income impact being offset by the tax benefit. This compares to the October 2008 guidance range for EPS excluding restructuring of $0.70 to $0.80.

The 2009 Restructuring Plan is expected to impact about 375 positions. The company expects the 2009 Restructuring Plan will result in pre-tax charges of approximately $45 million. Restructuring charges in the fourth quarter of 2008 related to the 2009 Restructuring Plan were $20 million. Lexmark expects the 2009 Restructuring Plan to be substantially completed by the end of 2009 and currently expects total annualized cost savings of $50 million when completed, with approximately $40 million in savings in 2009.

Looking ahead, the company expects some of the same factors that impacted the fourth quarter to also impact the first quarter of 2009. In the first quarter the company currently expects a revenue decline in the mid to high teens percentage range, and GAAP earnings per share to be around $0.52 to $0.62, or $0.65 to $0.75 excluding $0.13 restructuring related charges.

Conference Call Today
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EST). A live broadcast and a complete replay of this call can be accessed from Lexmark's investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) or the replay shortly afterward by calling 800-642-1687 (outside the U.S. by calling 706-645-9291) using access code 80631998. This telephone replay of the conference call will be available through Jan. 20, 2009.

Upon completion of this conference call, the company will have no comment on its fourth quarter results, first quarter guidance or restructuring until its earnings announcement scheduled for Tuesday, Jan. 27, 2009.

Upcoming Fourth Quarter Earnings Announcement Information
Lexmark plans to announce fourth quarter 2008 earnings on Tuesday, Jan. 27, 2009. A conference call is scheduled for 8:30 a.m. (EST) that morning. The live audio broadcast can be accessed from Lexmark's investor relations Web site at http://investor.lexmark.com. Shortly after the call on Jan. 27, 2009, a replay will be available on the investor relations Web site or by telephone at 800-642-1687 (outside the U.S. by calling 706-645-9291) using access code 80314259. This telephone replay of the conference call will be available through Feb. 3, 2009.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2007, Lexmark reported $5.0 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, weak economic conditions, aggressive pricing from competitors and resellers, inability to be successful in the higher-usage segments of the inkjet market, the financial failure or loss of business with a key customer or reseller including loss of retail shelf placements, disruptions at important points of exit and entry and distribution centers, market acceptance of new products and pricing programs, periodic variations affecting revenue and profitability, the inability to meet customer product requirements on a cost competitive basis, failure to execute planned cost reduction measures, entrance into the market of additional competitors focused on printing solutions, increased investment to support product development and marketing, inability to perform under managed print services contracts, ability of customers to terminate managed print services agreements for convenience prior to the expiration of the contract period, decreased supplies consumption, increased competition in the aftermarket supplies business, failure to successfully outsource the infrastructure support of information technology systems, failure to manage inventory levels or production capacity, unforeseen cost impacts as a result of new legislation, fees on the company’s products or litigation costs required to protect the company’s rights, inability to obtain and protect the company’s intellectual property and defend against claims of infringement and/or anticompetitive conduct, reliance on international production facilities, manufacturing partners and certain key suppliers, changes in a country’s political or economic conditions, conflicts among sales channels, the failure of information technology systems, changes in the company’s tax provisions or tax liabilities, business disruptions, currency fluctuations, terrorist acts, acts of war or other political conflicts, or the outbreak of a communicable disease, and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

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